Exhibit 99.1

Cinedigm Corp. Regains Compliance With Nasdaq Listing Rule 5450(a)(1)

LOS ANGELES, June 17, 2020 -- Cinedigm Corp. ("Cinedigm" or the "Company") (NASDAQ: CIDM) received formal notification from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Listing Rule 5450(a)(1), which requires the Company's common stock to maintain a minimum bid price of $1.00 per share. The Nasdaq staff made this determination of compliance after the closing bid price of the Company's common stock was at $1.00 per share or greater for the prior 10 consecutive business days.

Nasdaq had previously notified the Company of its non-compliance with Listing Rule 5450(a)(1) on October 11, 2019, following 30 consecutive business days for which the closing bid price of the Company's common stock did not meet the $1.00 per share minimum requirement.

ABOUT CINEDIGM
For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/

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For more information:
Jill Newhouse Calcaterra
Cinedigm
jcalcaterra@cinedigm.com
310-466-5135